Exhibit 15
ACCOUNTANTS’ ACKNOWLEDGEMENT
August 2, 2018

Zoetis, Inc.
Parsippany, New Jersey

Re: Registration Statements (Nos. 333-186367, 333-189573, 333-200073, and 333-226481) on Form S-8 and (No. 333-226450) on Form S-3

With respect to the subject registration statements, we acknowledge our awareness of the use therein of our report dated August 2, 2018 related to our review of consolidated interim financial information.

Pursuant to Rule 436 under the Securities Act of 1933 (“the Act”), such report is not considered part of a registration statement prepared or certified by an independent registered public accounting firm, or a report prepared or certified by an independent registered public accounting firm within the meaning of Sections 7 and 11 of the Act.

/s/ KPMG LLP
Short Hills, New Jersey